Exhibit B

Definition of “Independent Director”
(NASDAQ Rule 4200 a (15))

     "Independent director" means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer's board of directors would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

     (A) a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company;

     (B) a director who accepted or who has a Family Member who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

     (i) compensation for board or board committee service;

     (ii) compensation paid to a Family Member who is an employee (other than an executive officer) of the company ; or

     (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation,

     Provided, however, that in addition to the requirements contained in this paragraph (B), audit committee members are also subject to additional, more stringent requirements under NASDAQ Rule 4350(d).

     (C) a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

     (D) a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

     (i) payments arising solely from investments in the company's securities; or

     (ii) payments under non-discretionary charitable contribution matching programs.

     (E) a director of the issuer who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

     (F) a director who is, or has a Family Member who is, a current partner of the company's outside auditor, or was a partner or employee of the company's outside auditor who worked on the company's audit at any time during any of the past three years.

POTOMAC BANCSHARES, INC. 111 EAST WASHINGTON STREET P.O. BOX 906 CHARLES TOWN, WV 25414-0906	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01 Robert F. Baronner, Jr. 02 Guy Gareth Chicchirichi 03 Margaret Cogswell 04 Mary Clare Eros 05 Stanley L. Merson

		For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:

2.	A proposal to ratify the appointment by the Board of Directors of Yount, Hyde & Barbour, P.C., as independent registered public accountants for the year 2011.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

POTOMAC BANCSHARES, INC.

May 17, 2011

111 EAST WASHINGTON STREET, PO BOX 906, CHARLES TOWN, WV 25414-0906
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned shareholder(s), of Potomac Bancshares, Inc. ("Potomac"), Charles Town, West Virginia, does (do) hereby nominate(s), constitute(s) and appoint(s) John C. Skinner, Jr. and J. Scott Boyd, or either one of them, with full power to act alone as my (our) true and lawful attorney(s) with full power of substitution for me (us) in my (our) name, place and stead to vote all the Common Stock of Potomac, standing in my (our) name on its books at the close of business on March 11, 2011, at the Annual Meeting of Shareholders of Potomac Bancshares, Inc., called for and to be held at the Clarion Hotel & Conference Center in Shepherdstown, West Virginia, on May 17, 2011 at 10:30 a.m., and at any and all adjournments of said meeting, with all the powers the undersigned would possess if personally present as indicated on the reverse side.

Unless otherwise specified on this Proxy, the shares represented by the Proxy will be voted "FOR" the propositions listed above and described more fully in the Proxy Statement of Potomac Bancshares, Inc. distributed in connection with this Annual Meeting. Each share is entitled to one vote per nominee, unless a shareholder requests cumulative voting for directors at least 48 hours before the meeting. If cumulative voting is elected for the election of Directors, the Proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. If any other business is presented at said meeting, this Proxy shall be voted in accordance with recommendations of management.

Please date, sign and mail in your proxy card in the envelope provided as soon as possible.

Continued and to be signed on reverse side